CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Exhibit 10.1

COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement (this “Agreement”) is made effective as of April 30, 2020 (the “Effective Date”) by and between Takeda Pharmaceutical Company Limited, a company incorporated under the laws of Japan having its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”) and Phathom Pharmaceuticals, Inc., a company incorporated under the laws of Delaware having its principal place of business at 2150 E. Lake Cook Road, Suite 800, Buffalo Grove, Illinois 60089, U.S.A. (“Company”).  Takeda and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Takeda and Company are parties to that certain License Agreement effective as of May 7, 2019 (“License Agreement”) pursuant to which Takeda granted to Company a license in the Field in the Territory to Develop and exclusively Commercialize pharmaceutical products containing the Compound (as those terms are defined in the Licensed Agreement), and referred to as “Products” in the License Agreement, in the Field in the Territory;

WHEREAS, pursuant to the License Agreement, the Parties have entered into good faith discussions to agree on terms under which Takeda will supply Bulk Drug Product to Company; and

WHEREAS, on the terms and conditions set out below, Takeda has agreed to supply to Company, and Company has agreed to purchase from Takeda, certain quantities of Bulk Drug Product for use to Commercialize the Product in the Territory.

NOW, THEREFORE, and in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.

DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings, and all other capitalized terms used but not otherwise defined in this Agreement shall have their respective meanings set forth in the License Agreement:

(A)	“API” means active pharmaceutical ingredient, vonoprazan fumarate Compound.
(B)	“Bulk Drug Product” means drug Product in bulk form (not packaged and labeled), to be supplied to Company under this Agreement, meeting the Specifications.
(C)	“cGMPs” means the current good manufacturing practices, as specified in Applicable Law of the Territory, applicable to the manufacture of Bulk Drug Product for use in the Territory.
(D)	“Detectable Defects” has the meaning in Section 8(A).

(E)	“Manufacturing Change” means any change to the Specifications and to the manufacturing and/or testing processes used in connection with manufacturing Bulk Drug Product pursuant to this Agreement.
(F)	“Payments” has the meaning set forth in Section 3(C).
(G)	“Purchase Price” means the purchase price of Bulk Drug Product supplied to Company hereunder.
(H)	“Quality Agreement” has the meaning set forth in Section 6(C).
(I)	“Specifications” means the specifications set forth on the attached Exhibit 1 as may be amended pursuant to Section 6.
(J)	“Term” has the meaning set forth in Section 16(A)
(K)	“Territory” has the meaning set forth in the License Agreement.
2.	PRODUCT SUPPLY.
(A)

Bulk Drug Product Purchase and Supply.  Subject to the terms and conditions set forth in this Agreement, Takeda shall supply to Company, and Company shall purchase from Takeda, Bulk Drug Product in the dosage form and as per quantities set forth in Exhibit 2 of this Agreement for Company’s use.  Takeda has no obligation to supply Bulk Drug Product to Company in any form or quantity other than as expressly provided in this Agreement.

(B)

Additional Services:  Any services other than the supply of Bulk Drug Product and related costs shall be agreed in writing by the Parties before performance of such services. Company shall be responsible for such agreed upon costs.  The costs associated with Takeda staff hours in the performance of activities under Sections 2(B)(i), 2(B)(ii) and 2(C), below, shall be determined in accordance with the hourly rate agreed by the Parties in Section 5.5 of the License Agreement.

(i)

Pre-Approval Inspection.  If required by a Regulatory Authority, Takeda shall prepare for and host pre-approval inspections.  [***] prior to the submission of the first NDA or MAA for a Product by Company, the Parties shall enter into good faith negotiations for an agreement defining the activities, costs and responsibilities relating to such inspections.  This agreement shall be mutually agreed upon and executed before the first such NDA or MAA submission by Company.  For the avoidance of doubt, any such agreed upon costs incurred by Takeda for pre-approval inspections, including pre-approval inspection readiness assessment, or inspections related specifically to the Bulk Drug Product relevant for the Territory shall be solely borne by the Company.

(ii)

Technology Transfer to a Third Party Manufacturer.  Any additional service, including technical advice and supply of materials set forth in Exhibit 3, in each case as necessary for technology transfer, other than the provision of technical transfer documents in accordance with Section 5.5 of the License Agreement and Exhibit F of the License Agreement, and related costs shall be paid by Company and agreed in writing by the Parties before any performance of such services. The Parties shall enter into good faith negotiations to agree on reasonable additional support Company needs to develop and execute technology transfers to its own API and Bulk Drug Product CMOs.

(C)

Other Services:  For the avoidance of doubt, except as provided in Sections 2(A) and 2(B) of this Agreement, Takeda has no obligation to provide other services to Company under this Agreement.  In the event any other services under this Agreement are identified as necessary to enable the Commercialization of the Product in the Territory, the Parties shall enter into good faith negotiations to agree terms for the provision of such other services.

3.	PURCHASE PRICE, INVOICING AND PAYMENT.
(A)

Purchase Price.  In consideration for Takeda’s agreement to supply Bulk Drug Product under this Agreement, Company shall pay Takeda the Purchase Price for each delivery of Bulk Drug Product set forth on Exhibit 2 of this Agreement.

(B)

Purchase Price; Invoices.  Upon delivery of Bulk Drug Product in accordance with the terms of Section 7, Takeda shall invoice Company for the applicable Purchase Price of such Bulk Drug Product.  Takeda shall send all such invoices in PDF format to phathom.ap@phathompharma.com.  Company shall pay Takeda’s invoice for the Purchase Price within thirty (30) days of the date of invoice, in accordance with Section 3(D). For the sake of clarity, any undisputed amount in (i) any invoice due for additional services or (ii) any invoice due for Bulk Drug Product that the Company has not ordered despite its obligation to order as provided for under Section 5(A) shall be paid by the Company within thirty (30) days of the date of invoice.

(C)

Taxes.  Company shall pay any applicable taxes, such as sales, use, excise, value-added, service, goods and services, and consumption taxes imposed by relevant taxing authority as a result of payments it makes to Takeda pursuant to this Agreement (“Payments”).  All other taxes, such as income tax, gross receipts tax, foreign withholding tax, etc., applicable to the Payments, shall be the sole responsibility of Takeda.  Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

(D)

Payment of Purchase Price and Exchange Rate.  Company shall make all Payments due to Takeda hereunder in U.S. Dollars by wire transfer of immediately available funds into an account designated by Takeda.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement, including any Payments that Company opts to make to Takeda in U.S. Dollars, shall be the monthly average exchange rate between each currency of origin and U.S. Dollars as reported by The Wall Street Journal East Coast Edition. The monthly average exchange rate shall be the average of (i) the exchange rate published on the last day of the month; and (ii) the exchange rate published on the last day of the preceding month.

(E)

Late Payment.  If Takeda does not receive payment of any undisputed amount due on or before the due date, simple interest shall thereafter accrue on the amount due to Takeda until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.

4.	REGULATORY ACTIVITIES AND RESPONSIBILITIES; INSPECTIONS AND AUDITS.
(A)

General Obligations of Takeda.  Takeda shall, or shall cause its Affiliates or Third Parties on its behalf, in Takeda’s sole discretion, to perform its obligations under this Agreement in compliance with all Applicable Law, including all cGMPs, and in accordance with the Quality Agreement.

(B)

General Obligations of Company.  Company shall obtain and maintain at its expense all licenses and permits as well as all Regulatory Approvals required for Company’s use of Bulk Drug Product in accordance with the terms of this Agreement and the License Agreement.  Company shall, and shall ensure that its Affiliates, Third Party subcontractors and any employees and agents of Company involved in the use of Bulk Drug Product comply with the requirements and restrictions of any licenses and permits and Applicable Law concerning the use of Bulk Drug Product in the Territory.

(C)	Regulatory Authority Inspections.
(i)

Takeda shall allow any competent Regulatory Authority access to Takeda’s facilities to perform inspections of such facilities and cGMPs documents that are applicable to the Bulk Drug Product(s) or service(s) provided to the Company  under this Agreement.

(ii)

Takeda will notify Company within [***] of any contacts with Regulatory Authorities (both written and verbal) related to Bulk Drug Product to be supplied under this Agreement.  Takeda shall inform Company within:  (a) [***] of planned impending Regulatory Authority inspections that affect Bulk Drug Product(s) or service(s) provided under this Agreement, (b) [***] of an unannounced Regulatory Authority inspection that affect Bulk Drug Product(s) or such service(s), and (c) [***] of any Regulatory Authority action (e.g., withdrawal of necessary permits and licenses, warning letters, etc.) and/or critical observations that affect Bulk Drug

Product(s), such facilities, or such service(s).  Takeda shall cooperate, and shall use reasonable efforts to cause any contract facility to cooperate, with such Regulatory Authority and Company during such inspection.  Takeda shall provide Company with regular updates regarding the status of such inspection and any communications by such Regulatory Authorities relating to Bulk Drug Product or the bulk form of the API, provided that with respect to any critical issues Takeda shall provide Company updates within [***].  In addition, Takeda shall promptly notify Company of all contacts with, or audits or inspections by, Regulatory Authorities (both written and verbal) that would reasonably be expected to adversely affect the ability of any party to manufacture Bulk Drug Product or the bulk form of the API used to manufacture Bulk Drug Product anywhere in the world.

(iii)

The Parties shall consult and agree in preparing commitments to competent Regulatory Authorities or in responding to observations made during Regulatory Authority inspections that relate directly to the Bulk Drug Product(s) or service(s) provided under this Agreement, including any notice of inspection, notice of violation or other similar notice received by Takeda affecting manufacture, testing, storage or handling of any Bulk Drug Product or the facilities used therefor.  Following receipt of the inspection observations of such Regulatory Authority, Takeda shall promptly provide Company with a copy of the inspection report and also provide Company with copies of any written communications received from Regulatory Authorities with respect to such facilities promptly after receipt, to the extent such written communications relate to Bulk Drug Product or API or the manufacture thereof, and shall prepare the response to any such observations.  If documentation includes confidential information, Company shall be entitled to have access to these documents during the audit under the confidentiality terms set forth in the License Agreement.  Company shall provide its comments to the response of these observations within [***].  Takeda shall provide the final written responses to the applicable Regulatory Authority and a copy of such final written responses that affect the Bulk Drug Product(s) or such service(s) to Company.  In the event that there are inspectional observations (FDA Form 483, or equivalent), Takeda shall inform Company within [***] of receipt from the applicable Regulatory Authority and Company shall have the opportunity to review and provide Takeda with comments to Takeda’s response.  Company shall provide its comments to the response of these observations within [***].  The contents of Takeda’s response shall be determined by Takeda in its sole discretion; provided that Takeda shall provide Company with a copy of any such response prior to submission to such Regulatory Authority and Takeda shall consider in good faith Company’s comments with respect to such response.

(iv)	Takeda shall ensure resolution of all observations identified by any such Regulatory Authority within the committed timeframe.

(D)

Communications with Regulatory Authorities.  Except as provided in Section 4(C), any and all other communications from and to Regulatory Authorities related to the manufacture of Bulk Drug Product to be supplied under this Agreement will be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Takeda and Company.

(E)	Company Inspections and Audits.
(i)

Takeda shall allow an [***] pre-scheduled audit to perform inspections of the authorized facilities and all documents relevant to the Bulk Drug Product(s) and/or service(s) provided under this Agreement, with prior notification of [***] by Company, with up to [***] Company auditors (or a Third Party designee) access to the premises for up to [***], or as many days as appropriate relative to such service(s) or Bulk Drug Product(s).  Takeda shall cooperate, and shall use reasonable efforts to cause the contract facility to cooperate, with Company during such inspection.  As necessary, Company shall provide a request in advance when additional time is needed to conduct audit activities.  As often as necessary, Takeda shall allow ‘for cause’ audits with immediate notice, or for other audits such as for pre-approval inspection readiness with advanced notice from the Company.

(ii)

During such audits, Takeda shall allow Company the right to observe the service(s) provided under this Agreement and to observe the use of all associated raw materials and packaging components for the Bulk Drug Product(s) to ensure adherence to the agreed upon standards.

(iii)

Company shall provide to Takeda a detailed audit observation report, listing all observations, if any, as discussed during the on-site audit (the “Audit Report”) within [***].  Takeda shall provide to Company a written response, including corrective actions and preventative actions (“CAPA”) plan for all observations documented in the Audit Report, within [***] of receipt thereof.

(iv)	Takeda shall ensure timely resolution of all deficiencies identified by Company within the committed timeframe.
5.	ORDERING AND PURCHASING.
(A)	Ordering
(i)

The Parties have agreed that the Company shall order a certain minimum number of batches of Bulk Drug Product each year as described in Exhibit 2 of this Agreement, such minimum being binding.  In the event the Company does not buy the minimum number of batches of Bulk Drug Product, other than as a result of Takeda’s inability to supply such batches for any reason, or as a result of Force Majeure pursuant to Section 17(C), the Company shall pay to Takeda the amount corresponding to the missing batches.

(ii)

The Company is entitled to order Bulk Drug Product up to the maximum number of batches specified in Exhibit 2 of this Agreement. Takeda has no obligation to supply Bulk Drug Product above the maximum number of batches specified in Exhibit 2. After July 15, 2020 and prior to termination of this Agreement, the Company may request additional batches of Bulk Drug Product beyond maximum quantity defined in Exhibit 2. After July 15, 2020, and upon written request of Company if Takeda can support additional batches of Bulk Drug Product, such evaluation to be at its sole discretion, [***], the Parties will agree in writing to add the additional batches of Bulk Drug Product to this Agreement, which addition may also include some amendments to the delivery forecast in Exhibit 3.

(B)	Purchase Orders.
(i)

Issuance of Purchase Orders.  Company shall submit a purchase order to Takeda for each purchase of Bulk Drug Product at least [***] in advance of the applicable delivery date. Bulk Drug Product will be ordered in number of batches. The purchase orders shall specify the dosage and the requested date of delivery.

(ii)

Acceptance of Purchase Orders.  Takeda will confirm Company’s purchase order within [***] after receipt. Other than the delivery date, any terms and conditions contained in any Company purchase order will not be binding on Takeda, provided however that delivery shall be considered to have occurred on due date despite the Bulk Drug Product being delivered [***] before or after the delivery date specified in the purchase order. To the extent of any conflict between a purchase order and this Agreement, this Agreement will control. The Parties have agreed on a delivery forecast attached in Exhibit 3 and Company shall place purchase orders to Takeda according to the terms of this Agreement considering this agreed delivery forecast.

(C)	Notice of Potential Inability to Supply.
(i)

Takeda shall inform Company of any events that may prevent Takeda from supplying all of the Bulk Drug Product included in any purchase order submitted by the Company by the requisite delivery date as soon as reasonably practicable after becoming aware of such events.  In the event Takeda notifies Company of a potential inability to supply a Bulk Drug Product by the requisite delivery date, the Parties shall discuss in good faith how to resolve the matter.

(ii)

Takeda enters into this Agreement based on the evaluation of the markets upon the Effective Date with acknowledgement that this situation may change in the next years. Takeda will not be considered in breach of its material obligations under the Agreement in the event that Takeda cannot supply agreed maximum quantities, as set forth in Exhibit 2, because of higher needs of supply of Product for its commercialization outside of the Territory. Takeda commits to keeping Phathom informed of the supply perspective and will consider the following in allocation decisions:

(a)	Patients in the Licensee’s Territory may need the Product; and
(b)	If there is no other way for the Company to secure Bulk Drug Product than from Takeda.
6.	MANUFACTURING.
(A)	Conformance. All units of Bulk Drug Product shall conform to Applicable Law, including all cGMPs, and the Specifications upon delivery to Company.
(B)	Control of Manufacturing Changes.
(i)

Manufacturing Changes requested by Takeda. Takeda may request Manufacturing Changes.  Takeda shall provide Company with written notice providing details and reason for any such requested Manufacturing Changes. Costs related to such Manufacturing Changes shall solely borne by Takeda.

(ii)	Manufacturing Changes requested by the Company or required by the Regulatory Authorities.
(a)

Company may request Manufacturing Changes.  Company shall provide Takeda with details and the reason for any Manufacturing Changes requested by Company or required by Regulatory Authorities.   Manufacturing Changes requested by Company, upon requirement of the Regulatory Authorities or not, will be at the Company’s sole cost.

(b)

Company hereby acknowledges that as of the Effective Date, the Specifications for Bulk Drug Product attached in Exhibit 1 of this Agreement are the specifications approved by the Regulatory Authority in Japan and are used as reference by the Parties.  Notwithstanding the foregoing, the Parties acknowledge and agree that such specifications are expected to change in order to manufacture Bulk Drug Product for the Territory, and the Parties will negotiate in good faith the costs of any such changes.  Any change to the Specifications for Bulk Drug Product will be at Company’s sole cost, which may include capex and opex related costs.

(iii)

All Manufacturing Changes, including those described in Sections 6(B)(i) and (ii), above, shall require the written approval of both Company and Takeda prior to implementation, which approval shall not be unreasonably withheld, conditioned or delayed.  The procedure for managing these changes shall be detailed in the Quality Agreement.

(C)

Quality.  If the Parties have not executed a quality agreement governing the quality terms relating to supply of Bulk Drug Product under this Agreement (“Quality Agreement” ) contemporaneously with the execution of this Agreement, the Parties will execute a Quality Agreement within [***] after the Effective Date.

(D)	Without limiting the foregoing, Takeda shall:
(i)	maintain a retention program for all cGMPs documents and records in accordance with Applicable Law; and not destroy any of the foregoing without the prior written consent of Company; and
(ii)	prepare an Annual Product Review/Product Quality Review for the Product(s), as required per Applicable Law, and provide such review to Company.
7.	DELIVERY, TITLE AND RISK OF LOSS.
(A)

Delivery Terms; Title; Risk of Loss.  Bulk Drug Product will be delivered to Company EXW (Incoterms 2010) Takeda’s facility in Hikari City, Japan.  Transfer of title will transfer to Company upon delivery to the carrier. Company shall procure, at its expense, insurance, covering damage or loss to Bulk Drug Product during transport as from delivery.

(B)

Importer of Record/Export.  Company shall be the “Importer of Record” of Bulk Drug Product supplied under this Agreement.  As the Importer of Record, Company shall be responsible for all aspects of importing such Bulk Drug Product, including: (i) customs and other regulatory clearance; (ii) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery; and (iii) keeping all records, documents, correspondence and tracking information required by Applicable Law arising out of or in connection with the importation or delivery.  If requested by Company, Takeda shall reasonably assist Company in obtaining any required license from the applicable Japanese Regulatory Authority to export the Bulk Drug Product.

8.	NON-CONFORMING PRODUCT/RETURNS.
(A)

Claims for Detectable Defects.  Company shall promptly, but in no event later than [***] after delivery of the Bulk Drug Product notify Takeda of the existence and nature of any defect in or failure of the Bulk Drug Product to comply with Section 4(A) or Section 14(B) that could have been detected by a reasonable physical inspection of the Bulk Drug Product at the time of delivery (“Detectable Defects”).  If such notice is not provided to Takeda within such [***] period, then Company will be deemed to have accepted such Bulk Drug Product and Takeda will have no further responsibility for such Detectable Defects.

(B)

Claims for Non-Detectable Defects.  Company shall notify Takeda within [***] upon discovery of any defect in or failure of Bulk Drug Product to comply with Section 4(A) or Section 14(B) that at the time of delivery was not a Detectable Defect.  Company shall provide such notice prior to expiry of shelf life for such Bulk Drug Product.   Claims for which Company does not provide notice to Takeda prior to expiry of the shelf life for the Bulk Drug Product shall be forever waived and barred. Permitted claims that are submitted by Company shall state in reasonable detail (reasonably sufficient to enable Takeda to identify the nature of the problem or to dispute the same) the nature of such alleged defect.

(C)

Provision of Samples.  Company shall, within [***] of a request by Takeda, provide samples of any Bulk Drug Product alleged to be defective and copies of written reports or investigations performed to date by or on behalf of Company on such Bulk Drug Product.

(D)

Referral to Independent Laboratory.  In the event of a dispute between the Parties as to any defect in a Bulk Drug Product (including whether a defect was a Detectable Defect or a non-Detectable Defect, or whether such defect existed in such Bulk Drug Product on or before Company’s acceptance), that is not resolved within thirty (30) days of a claim being made to Takeda pursuant to Section 8(A) or 8(B), and subject to Section 8(E), the matter will be submitted to an independent laboratory reasonably acceptable to the Parties that shall examine the Bulk Drug Product at issue.  The decision of the independent laboratory with respect to the existence or timing of any defect in the Bulk Drug Product and its cause shall be binding upon the Parties.  Company shall bear the fees and expenses of the independent laboratory, unless the independent laboratory finds that the defect was due to Takeda’s negligence or willful misconduct, in which case Takeda shall bear such fees and expenses.

(E)

Replacement Product; Defective Product.  Following a claim from Company pursuant to Section 8(A) or 8(B), in the event that Takeda accepts Company’s claim as valid or in the event that the independent laboratory decides in favor of Company’s claim, subject to the last sentence of this paragraph, Takeda shall replace the defective Bulk Drug Product as soon as reasonably practicable and will have no other obligation towards Company in relation to that defective Bulk Drug Product.  Any Bulk Drug Product that is agreed or determined to be defective shall be, as directed by Takeda, either destroyed by Company or returned to Takeda, in either case at Takeda’s expense.  Except for Takeda’s obligations under Section 10 or 15, Takeda shall have no liability for defective Bulk Drug Product other than as provided in this Section 8.

9.	STORAGE AND DISTRIBUTION.
(A)

Company’s Responsibilities.  Company shall, at its sole expense, store, handle, transport, and package, distribute and use Bulk Drug Product delivered to Company in compliance with the requirements set out in the Quality Agreement, the Product Regulatory Approval and all Applicable Law.  Company shall maintain appropriate quality assurance and quality control standards and record-keeping practices, including systems, resources and procedures in order to satisfy these obligations.

(B)

Company Storage, Handling and Transport of Product.  Company shall obtain at its sole expense all equipment, facilities and personnel necessary for Company to store, handle, transport, and package, distribute and use Bulk Drug Product in accordance with the terms hereof and shall pay all other expenses in connection therewith.  If Company, for any reason (other than as a result of a claim for a defect pursuant to Section 8(A) or 8(B)), refuses to take delivery or possession of any Bulk Drug Product, Company shall, notwithstanding Section 15(B), reimburse Takeda for any resulting direct, out-of-pocket, storage, warehousing, handling or transportation fees that Takeda may incur.

(C)

Takeda’s Responsibilities.  Takeda shall ensure that is its facilities used to manufacture, handle, package, test, and store Bulk Drug Product(s) meet appropriate controlled cGMPs conditions and Bulk Drug Product(s) specifications.  Takeda shall maintain appropriate quality assurance and quality control standards and record-keeping practices, including systems, resources and procedures in order to satisfy these obligations, including by implementing an appropriate housekeeping, sanitation and pest control program with appropriate monitoring and review.  Takeda will not use any facilities to manufacture, handle, package, test, or store Bulk Drug Product(s) that have not been previously qualified and/or approved by Company.  Takeda will ensure that the operations and the facilities, utilities and equipment used (including the disposal of any residue or waste), complies with all applicable local and national laws, rules, regulations, guidelines, Regulatory Approvals and/or Clinical Trial Application (“CTA”) and registered requirements, including: cGMPs/ISO requirements, PIC/S Guidelines, EU regulations, as detailed in The Rules Governing Medicinal Product(s)s in the European Community – Eudralex  Volume IV-Good Manufacturing Practice for Medicinal Product(s), cGMPs for IMPs 2017/1569, EU Clinical Trials Regulations (CTR) 536/2014, on the manufacture, handling, release and distribution of Bulk Drug Product(s).  Takeda will control access to premises and facilities, particularly those areas where cGMPs activities are performed, and will ensure adequate space is available for the organization and separation of equipment and materials to prevent contamination and mixups.  Takeda will maintain current design drawings for critical utilities, facility design and classification, and personnel, equipment, and material flow.  Takeda will ensure that Company is aware of issues that may pose a hazard to Takeda’s premises, equipment, or personnel.

10.	PRODUCT RECALL.
(A)

If either Party becomes aware of information relating to any Bulk Drug Product that indicates that a unit or batch of Bulk Drug Product may not conform to the Specifications therefor, or that potential adulteration, misbranding, or other issues have arisen that relate to the safety or efficacy of Bulk Drug Products, it shall promptly so notify the other Party.  Company shall have the right and responsibility to control any recall, field correction, or withdrawal of, including any FDA field alert or EMA rapid report relating to, Bulk Drug Product (“Recall”) that is required by Regulatory Authorities in the Territory.  In addition, Company shall have the right, at its discretion, to conduct any Recall in the Territory that is not so required by such Regulatory Authorities but that Company deems to be appropriate.

Company shall be solely responsible for (i) making the final decision regarding reporting to any Regulatory Authority in the Territory regarding any Recall of the Bulk Drug Product in the Territory and (ii) initial and ongoing communication with the Regulatory Authorities in the Territory regarding reporting and/or Recall of the Bulk Drug Product in the Territory.  Each Party shall conduct any Bulk Drug Product Recall in its respective territory in accordance with written procedures and manage the recovery of Bulk Drug Product(s) from their respective markets.

(B)

The Parties shall exchange their internal standard operating procedures (“SOPs”) for conducting Recalls reasonably in advance of the First Commercial Sale of any Product in the Territory, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange.  Each Party shall maintain a quality system and SOP to conduct a complete and rapid Recall of the Bulk Drug Product(s), which procedure shall ensure:  (i) that the Recall can be put into operation during and outside normal business hours and (ii) periodic challenges of the Recall system to ensure expedited retrieval of traceability information.

(C)

Immediately, but no more than [***] after occurrence or discovery, Takeda shall report and provide any data or information that could result in reporting to a Regulatory Authority in the Territory (including FDA field alert, EMA rapid report, biological product deviation report, etc.) or the Recall of Bulk Drug Product(s), including:  (i) stability out of specifications (whether confirmed or not confirmed), (ii) information concerning any incident that causes the Bulk Drug Product(s) or its labeling to be mistaken for, or applied to, another article, (iii) bacterial contamination, or any significant chemical, physical, or other change or deterioration in the distributed Bulk Drug Product(s), and (iv) failure of one or more distributed batches of the Bulk Drug Product(s) to meet the established Specifications.  Takeda shall inform Company within [***] of discovery of a potential Recall of the Bulk Drug Product(s).  Takeda will inform Company of any recall actions concerning potentially related product(s) outside the Territory prior to informing the applicable regulatory authorities.  Notwithstanding anything to the contrary in the foregoing, Company will have the sole right to inform the applicable regulatory authorities in the Territory regarding any potential Recall actions relating to the Bulk Drug Product(s).

(D)

Takeda will provide to Company any information or documentation and assist with any investigation or activities to support the reporting to a Regulatory Authority (e.g., field alert, EMA rapid report, etc.) or Recall, as requested by Company.  All such responses to Company’s requests shall be expedited.  Takeda shall use reasonable efforts to complete investigation reports within an appropriate timeframe as required by the regulatory reporting requirements of Applicable Law in the Territory.

(E)

All reasonable direct, documented out-of-pocket costs associated with a Recall, including the expenses of notifications and investigations, and destruction or return of the Product subject to the Recall and any costs associated with the distribution of the replacement Product, will be the responsibility of a Party, to the extent its negligence, breach of the License Agreement or of this Agreement, or willful misconduct resulted in the Recall.

11.	[Left blank intentionally.]
12.	INTELLECTUAL PROPERTY.
(A)

Manufacturing Improvement and Inventions.  Any Inventions or other Information arising in furtherance of this Agreement shall be subject to the applicable terms of the License Agreement, including those terms set forth in Article 9 thereof.

13.

CONFIDENTIALITY.  A Party’s obligations with respect to any Confidential Information of the other Party received in furtherance of this Agreement shall be governed by the License Agreement, including Article 11 thereof.

14.	REPRESENTATIONS AND WARRANTIES.
(A)	Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that:
(i)	Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.
(ii)

Corporate Power, Authority and Binding Agreement.  As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(iii)

Debarment.  Neither it nor any of its Affiliates (a) has been debarred by a Regulatory Authority, (b) is subject to debarment proceedings by a Regulatory Authority or (c) will use, in any capacity, in connection with the activities to be performed under this Agreement, any Person that has been debarred, or who is the subject of debarment proceedings by any Regulatory Authority.  If either Party learns that a Person performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party shall so promptly notify the other Party and shall prohibit such Person from performing on its behalf under this Agreement.

(B)

Takeda Representations, Warranties and Covenants.  Takeda hereby represents, warrants and covenants to Company that Bulk Drug Product supplied to Company under this Agreement, upon delivery to Company in accordance with Section 7(A), and subject to Sections 6(A) and 6(B):

(i)	will have been manufactured, tested, released, stored, supplied and otherwise handled in accordance with all Applicable Law (including all regulatory requirements and cGMPs);
(ii)	will conform to the then current applicable Specifications;
(iii)

will conform with all certificates of analysis, conformance, and release and other cGMPs documents that are generated in connection with Manufacture thereof and provided pursuant to the Quality Agreement; and

(iv)

will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.), as amended or modified from time to time, and its implementing rules, regulations, guidances and requirements of the FDA as may be in effect from time to time.

(C)	Company Representation, Warranties and Covenants. Company hereby represents, warrants and covenants to Takeda that:
(i)	it shall discharge its obligations pursuant to this Agreement in accordance with all Applicable Law;
(ii)	it shall store and maintain Bulk Drug Product in a facility that is properly equipped to store Bulk Drug Product and in accordance with Applicable Law; and
(iii)	it shall have in place systems and resources for tracking and reporting all complaints and adverse events relating to the Bulk Drug Product in accordance with the Quality Agreement.
(D)

Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, MADE BY TAKEDA (OR ANY OF ITS AFFILIATES), WITH RESPECT TO BULK DRUG PRODUCT OR OTHERWISE, INCLUDING: (I) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (II) ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE; (III) ANY WARRANTY OF DESCRIPTION OR OTHERWISE CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR SAMPLE OR MODEL; OR (IV) NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

15.	INDEMNIFICATION; NO CONSEQUENTIAL DAMAGES.
(A)

Indemnification by Company.  Company hereby agrees to defend, indemnify and hold harmless Takeda and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Takeda Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, the “Losses”), to which any Takeda Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (i) the use, handling, storage, sale or other disposition of any Bulk Drug Product by Company, its Affiliate, or its sublicensee, including any use of Bulk Drug Product for Commercialization; (ii) the breach by Company of any warranty, representation, covenant or agreement made by Company in this Agreement; or (iii) the negligence, gross negligence or willful misconduct of Company, its Affiliate or its sublicensee, or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (i) through (iii) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence or willful misconduct of any Takeda Indemnitee or the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement, or are subject to Takeda’s indemnification obligations pursuant to Section 15(B).

(B)

Indemnification by Takeda.  Takeda hereby agrees to defend, indemnify and hold harmless Company and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, an “Company Indemnitee”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (i) the breach by Takeda of any warranty, representation, covenant or agreement made by Takeda in this Agreement; or (ii) the negligence, gross negligence or willful misconduct of Takeda or its Affiliate or its licensee (other than Company or its Affiliate), or any officer, director, employee, agent or representative thereof with respect to the Bulk Drug Product supplied to Company pursuant to this Agreement; except, with respect to each of subsections (i) through (ii) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence or willful misconduct of any Company Indemnitee or the breach by Company of any warranty, representation, covenant or agreement made by Company in this Agreement, or are subject to Company’s indemnification obligations pursuant to Section 15(A).

(C)	Indemnification Procedures.
(i)

Notice.  Promptly after a Takeda Indemnitee or a Company Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 15(A) or 15(B), as applicable (the “Indemnifying Party”).  However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(ii)

Defense.  Upon receipt of notice under Section 15(C) (i) from the Indemnitee, the Indemnifying Party shall have the duty to either compromise or defend, at its own expense and by legal counsel (reasonably satisfactory to Indemnitee), such Claim.  The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Section 15 and of its intention either to compromise or defend such Claim.  Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other legal counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation.  However, the Indemnitee shall have the right to employ separate legal counsel and to control the defense of a Claim at its own expense.

(iii)

Cooperation.  The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.  The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(iv)

Settlement.  If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (z) the Indemnitee’s rights under this Agreement are not adversely affected.  If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Section 15.

(D)

Limitation of Liability.  EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS SECTION 15, AND ANY BREACH OF SECTION 13 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

16.	TERM AND TERMINATION.
(A)

Term.  The term of this Agreement shall commence on the Effective Date and except if the agreement is terminated earlier (i) for breach in accordance with Section 16(B) or (ii) automatically upon termination of the License Agreement, it will remain into effect for a period of two (2) years from the order of Bulk Drug Product served by the Company for the first commercial launch in any jurisdiction of the Territory, provided that this two (2) years period shall expire in any case on December 31st, 2023, except if otherwise agreed by the Parties (the “Term”). For the avoidance of doubt such first order of Bulk Drug Product shall be placed by the Company with Takeda during the calendar year 2021 by the latest.

(B)

Material Breach. Either Party may terminate this Agreement upon the other Party’s failure to cure a material breach within the Cure Period.  Takeda’s failure to deliver any Bulk Drug Product beyond the minimum order quantity will not be deemed a material breach of the Agreement.

(C)	Consequences of Termination.
(i)

Termination of the License Agreement for Takeda Breach.  The following provisions shall apply if this Agreement is terminated by Company pursuant to Section 16(B) hereof or if the License Agreement is terminated by Company pursuant to Sections 13.2 or 13.5 thereof:

(a)	Company may cancel any Purchase Order for Bulk Drug Product; and
(b)	Company shall have no liability with respect to raw materials on hand or work in progress at Takeda as of the effective date of such termination.
(ii)

Other Terminations of the License Agreement.  The following provisions shall apply if this Agreement is terminated by Takeda pursuant to Section 16(B) hereof or if the License Agreement is terminated by Takeda pursuant to Sections 13.2, 13.4, or 13.5 thereof or by Company pursuant to Section 13.3 thereof:

(a)

Following Company’s exercise of its rights under Section 13.6(f) of the License Agreement, Company shall, at Company’s expense and at Takeda’s election, destroy its remaining inventory of Bulk Drug Product or return it to Takeda; and

(b)

Company shall reimburse Takeda within thirty (30) days of the effective date of termination for the total direct cost of all Bulk Drug Product components, raw materials, work in process, the Purchase Price for Bulk Drug Product on hand (including related destruction expenses associated therewith), that were obtained or manufactured by or on behalf of Takeda or any Third Party Manufacturing Bulk

Drug Product on its behalf to meet Company’s Purchase Order submitted to Takeda on or before the effective date of termination of this Agreement, except to the extent that Takeda, using commercially reasonable efforts, is able to incorporate, integrate or otherwise use such components, raw materials, work-in-progress including any Bulk Drug Product, in the normal course of Takeda’s business operations.

(D)

Survival of Obligations.  Termination or expiration of this Agreement shall not relieve a Party of any obligation to make a payment that was owed prior to or on the effective date of such termination, including amounts invoiced prior to such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement that expressly survives termination or expiration.  All provisions of this Agreement that, in accordance with their terms, are intended to have effect after the expiration or termination of this Agreement shall survive such termination or expiration, including Sections 1, 3, 4 (solely to the extent necessary to fulfill any obligation to a Regulatory Authority after termination or expiration), 8, 9, 10, 12, 13, 14, 15, 16(C), 16(D), 16(E), and 17.

(E)	Remedies. Except as otherwise expressly provided herein, exercise by a Party of its rights under this Section 16 shall not limit remedies which may otherwise be available to a Party in law or equity.
17.	MISCELLANEOUS.
(A)

Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by a recognized overnight delivery service, expenses prepaid, or by facsimile (with transmission confirmed), to the following addresses or to such other addresses as a Party may designate by written notice in accordance with this Section 17(A):

If to Takeda:

Takeda Pharmaceutical Company Limited

2-17-85 Jusohonmachi

Yodogawa-ku, Osaka 532-8686

Attention: GMS TPC SC Manager

Copy to (which alone shall not constitute sufficient notice):

Takeda Pharmaceuticals International AG

Thurgaurstrasse 130

8152 Galttpark-Opfikon (Zurich).

Attention: Regional General Counsel, Legal Department

Email: [***]

If to Company:

Phathom Pharmaceuticals, Inc.

2150 East Lake Cook Drive, Suite 800

Buffalo Grove, IL 60089, U.S.A.

Attention:  Chief Operating Officer

Copy to (which alone shall not constitute sufficient notice):

Phathom Pharmaceuticals, Inc.

100 Campus Drive, Suite 102

Florham Park, NJ 07932, U.S.A.

Attention:  General Counsel

Email:  [***]

and

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92103, U.S.A.

Attention:  Cheston J. Larson

Email:  [***]

Facsimile No.: (858) 523-5450

(B)

Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

(C)

Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party.  If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

(D)

Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that either Party may assign this Agreement without the other Party’s consent to (i) any Affiliate, or (ii) to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock or units, sale of assets or other transaction, but only if the assigning Party has also assigned, in accordance with the terms thereof, the License Agreement to such Third Party successor.  Any other assignment or transfer shall require the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect.

(E)

Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

(F)

Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

(G)

Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

(H)

Relationship of the Parties.  It is expressly agreed that Takeda, on the one hand, and Company, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for Tax purposes.  Neither Takeda nor Company shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.

(I)

Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

(J)

Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.  Whenever this Agreement refers to a number of days, such number refers to calendar days.  The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

(K)

Governing Laws.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

(L)

Entire Agreement.  This Agreement, including the Exhibits hereto, and together with the License Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, excluding for clarity the License Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.  In the event of any inconsistency between the body of this Agreement and the Exhibits to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit or subsequent ancillary agreement, the terms contained in this Agreement shall control.

(M)

Headings. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

(N)

Dispute Resolution.  Any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights or obligations hereunder that is not resolved through good faith negotiation between the Parties or as otherwise expressly provided in this Agreement shall be resolved in accordance with Article 14 of the License Agreement.

SIGNATURE PAGE FOLLOWS

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		PHATHOM PHARMACEUTICALS, INC.

By:	/s/ Greg Timmons	By:	/s/ Terrie Curran

Name:	Greg Timmons	Name:	Terrie Curran

Title:	Head of GMS Japan	Title:	Chief Executive Officer

Date:	May 5, 2020	Date:	May 1, 2020

		By:	/s/ Azmi Nabulsi

		Name:	Azmi Nabulsi

		Title:	Chief Operating Officer

		Date:	May 1, 2020

Signature Page to Clinical Supply Agreement

Exhibit 1

Specifications for Bulk Drug Product

[***]

Exhibit 2

Bulk Drug Product Minimum/Maximum Order Quantities

[***]

Exhibit 3

Agreed Delivery Forecastbased on Maximum Number of Batches

[***]